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                                                                    EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Valley Industries, Inc. and
 Z Leasing Company:

We hereby consent to the inclusion of our report, dated June 17, 1996, with respect to the combined balance sheets of Valley Industries, Inc. and subsidiaries and Z Leasing Company (A General Partnership) as of January 31, 1996, 1995 and 1994 and the related combined statements of earnings, stockholders' and partners' equity, and cash flows for each of the years in the three-year period ended January 31, 1996, which report appears in the Form 8-K/A of U.S. Foodservice (formerly JP Boodservice, Inc.). We also consent to the incorporation by reference of such report in the Registration Statements on Form S-8 (Nos. 33-88140, 33-88142, 33-88144, 33-81011 and 333-43185) of U.S.
Foodservice.


KPMG Peat Marwick LLP

Baltimore, Maryland
March 6, 1998